Exhibit 99.1

 News Release

Cenveo Closes New Secured Notes Offering

STAMFORD, CT – (June 26, 2014) – Cenveo, Inc. (NYSE: CVO, “Cenveo”) today announced that its wholly-owned subsidiary, Cenveo Corporation, successfully closed its recently announced offering of $790 million aggregate principal amount of secured notes (the “Notes”).  The Notes are comprised of $540 million Senior Priority Secured Notes due 2019 with an interest rate of 6.000% per annum and $250 million Junior Priority Secured Notes due 2022 with an interest rate of 8.500% per annum.  The Notes were issued at par.  Net proceeds from the Notes, together with cash on hand, were used to repay in full all outstanding indebtedness and accrued interest under Cenveo’s existing Term Loan Facility due 2018 and its 8.875% second lien notes due 2018, and to pay certain related costs and expenses.

Robert G. Burton Sr., Chairman and Chief Executive Officer, stated:
“We are very pleased to have completed this refinancing.  The offering will enable us to achieve a couple of previously communicated goals, namely extending our debt maturities and streamlining our capital structure while reducing our interest expense.  This transaction demonstrates that we are able to access the capital markets at attractive rates.  The offering will recapitalize a portion of our balance sheet, position us for future growth and will enhance our ability to execute on our long term business plans and to achieve our stated goals.”

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Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom boxes, custom labels, shrink sleeve labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.